Exhibit 99.(b)(1)

CERBERUS BUSINESS FINANCE, LLC
875 Third Avenue
New York, New York 10022

October 18, 2013

Optical Holding Company LLC
338 Pier Avenue
Hermosa Beach, CA 90254
Attention:  Nick Kaiser

Re:                             Financing Commitment

Dear Mr. Kaiser:

Optical Holding Company LLC (“Holdings”) has advised Cerberus Business Finance, LLC (the “Lender”) that it intends to acquire (the “Acquisition”) 100% of the equity of Tellabs, Inc. and its subsidiaries (collectively, “Tellabs” or the “Acquired Business”) pursuant to an all-cash tender offer followed by a back-end merger by one of the indirect subsidiaries of Holdings.  Holdings currently owns, directly or indirectly, 100% of the outstanding equity interests of each of Coriant GmbH (together with its subsidiaries and other affiliates, “Coriant”) and Coriant America  (together with its subsidiaries and other affiliates, “Coriant America”; and collectively, with Tellabs and Coriant, the “Companies”).  The Lender understands that the Borrowers (as defined in the Term Sheet) are desirous of obtaining financing to (i) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (ii) refinance existing indebtedness of the Companies and their subsidiaries, (iii) finance working capital, capital expenditures, and general corporate purposes of the Companies, and (iv) pay fees and expenses associated with the transactions contemplated hereby, including the Acquisition and the Financing Facility (defined below).

The Lender is pleased to advise Holdings that the Lender hereby commits to provide the Borrowers with a senior secured financing facility in the aggregate principal amount of $160,000,000 (the “Financing Facility”) consistent with the terms set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) and subject only to the conditions set forth in the section of this Commitment Letter (as defined below) entitled “Conditions” and the conditions set forth in the Term Sheet under the heading “Conditions Precedent”.  The Financing Facility will consist of (a) a revolving credit facility in an aggregate principal amount equal to $20,000,000 and (b) a term loan facility in an aggregate principal amount equal to  $140,000,000.  To the extent set forth in the Term Sheet, all obligations of the Borrowers under the Financing Facility will be guaranteed by the Guarantors (as defined in the Term Sheet and, together with the Borrowers, collectively, the “Loan Parties”) and secured by a first priority lien on, and security interest in, all assets of the Loan Parties.  This letter, together with all exhibits attached hereto, is referenced herein as the “Commitment Letter.”

Indemnification and Expenses

By its execution hereof and its acceptance of the commitment contained herein, Holdings agrees to (a) indemnify and hold harmless the Lender and each of its permitted assignees and affiliates and their respective directors, partners, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or reasonable and documented out-of-pocket fees, costs and expenses (limited, in the case of legal fees and expenses, to the Legal Costs (as defined below)) to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or reasonable and documented out-of-pocket fees, costs and expenses arise out of or in any way relate to or result from, this Commitment Letter, the Fee Letter (as defined below) or the extension of the Financing Facility contemplated by this Commitment Letter, or in any way arise from any use or intended use of this Commitment Letter or the proceeds of the Financing Facility contemplated by this Commitment Letter (collectively, the “Losses”), and (b) reimburse each Indemnified Party for reasonable and documented legal fees and out-of-pocket expenses (but limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel for the Indemnified Parties, as well as one local counsel per relevant jurisdiction for the Indemnified Parties, and, with the consent of Holdings (such consent of Holdings not to be unreasonably withheld, conditioned or delayed), such other counsel as the Indemnified Parties, as a whole, reasonably determine is necessary) (collectively, “Legal Costs”) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise); provided, however, such indemnity agreement shall not apply to any portion of any Losses and Legal Costs to the extent (i) it is finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of the Indemnified Party, (ii) resulting from disputes solely among Indemnified Parties (other than claims against any Indemnified Party in its capacity in fulfilling its role as an agent or arranger or any similar role under the Financing Facility), or (iii) resulting from any material breach by such Indemnified Party of its obligations under this Commitment Letter.

In the event of any litigation or dispute involving this Commitment Letter or the Financing Facility, neither Holdings nor the Lender shall be responsible or liable to any person for any special, indirect, consequential, incidental or punitive damages and shall only be responsible or liable to any such person for actual damages.  In addition, Holdings agrees to reimburse the Lender for (a) all Legal Costs incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Term Sheet, that certain fee letter, dated as of the date hereof, addressed to and acknowledged by Holdings, by the Lender (the “Fee Letter”), and any and all definitive documentation relating hereto and thereto and (b) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with any due diligence, collateral reviews, appraisals, valuations and field examinations and syndication of the Financing Facilities (collectively, the foregoing clauses (a) and (b) are the “Expenses”).  The obligations of Holdings under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any

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termination of this Commitment Letter; provided that, notwithstanding the foregoing, such obligations under this paragraph shall terminate to the extent the Borrowers assume such obligations pursuant to the definitive documentation for the Financing Facility.

Exclusivity

From and after the date hereof and until the earlier of (i) the Commitment Termination Date (as defined below) and (ii) the date of any material breach by the Lender of its obligations under this Commitment Letter, Holdings agrees to work exclusively with the Lender to consummate the debt financing for the Acquisition and agrees that it will not (a) engage in any discussions with any other lender or funding source regarding a debt financing alternative to the Financing Facility (other than any ABL Revolving Lender (as defined in the Term Sheet) solely with respect to the ABL Revolving Credit Facility (as defined in the Term Sheet)), (b) provide any deposit to any other lender or funding source (other than any ABL Revolving Lender solely with respect to the ABL Revolving Credit Facility) in connection with a debt financing alternative to the Financing Facility, (c) solicit or accept a proposal or commitment from another lender or funding source (other than any ABL Revolving Lender solely with respect to the ABL Revolving Credit Facility) in connection with a debt financing alternative to the Financing Facility, or (d) otherwise permit or encourage another person (other than any ABL Revolving Lender solely with respect to the ABL Revolving Credit Facility) to solicit a debt financing proposal or conduct due diligence in connection with a debt financing alternative to the Financing Facility.

Holdings and the Lender each agree to negotiate in good faith to finalize the Loan Documents (as defined in the Term Sheet) following the execution and delivery of this Commitment Letter.

Conditions

The Lender’s commitment to provide the Financing Facility is subject only to (a) since October 18, 2013, there has not occurred any Company Material Adverse Effect (as that term is defined in the Agreement and Plan of Merger, dated as of the date hereof, by and among Blackhawk Merger Sub Inc., Blackhawk Holding Vehicle LLC and Tellabs (the “Acquisition Agreement”)), (b) the performance of the obligations of Holdings set forth in the sections herein entitled “Indemnification and Expenses” and “Exclusivity” and set forth in the section of the Fee Letter entitled “Break-up Fees”, and (c) the satisfaction of the conditions precedent set forth in this “Conditions” section, in the first sentence of the “Information” section and in the other conditions set forth in the Term Sheet under the heading “Conditions Precedent” (it being understood and agreed that, for the avoidance of any doubt, syndication of the Financing Facility, if any, is not a condition to the closing or funding of the Financing Facility and that the Lender shall retain exclusive control over all rights and obligations with respect to its commitment under this Commitment Letter, including all rights with respect to consents, modifications, and amendments to this Commitment Letter until the Closing Date has occurred and the Lender will not be relieved of all or any portion of its commitments hereunder prior to the initial funding of the Financing Facility on the Closing Date).

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Notwithstanding anything in this Commitment Letter (including the Term Sheet), the Fee Letter, the Loan Documents or any other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties relating to the Acquired Business, the accuracy of which shall be a condition to the availability and initial funding of the Financing Facility on the Closing Date (as defined in the Term Sheet) shall be (i) such of the representations and warranties made by or on behalf of the Acquired Business in the Acquisition Agreement as are material (in the reasonable judgment of the Lender) to the interests of the Lender to the extent that Holdings or any of its affiliates has a right not to consummate the transactions contemplated by the Acquisition Agreement or to terminate its or any of its affiliates’ obligations under the Acquisition Agreement as a result of a breach of such representations and warranties, and (ii) the Specified Representations (as defined below), and (b) the terms of the Financing Facility shall contain no condition precedent to the funding of the Financing Facility on the Closing Date other than those set forth above in this “Conditions” section or in the Term Sheet under the heading “Conditions Precedent”, the satisfaction of which shall obligate Lender to provide the Financing Facility on the terms set forth in this Commitment Letter and the Term Sheet (it being understood that, to the extent any collateral is not provided on the Closing Date after the use of commercially reasonable efforts to do so (other than (i) the filing of Uniform Commercial Code financing statements or other applicable financing statements or applications for registration, in each case, as is customary or required under the applicable governing law to perfect the Lender’s security interest in the collateral, (ii) the filing of intellectual property security agreements for intellectual property that is registered in the United States as of the Closing Date, and (iii) the delivery of original equity certificates owned by the Loan Parties (other than equity certificates of the Acquired Business to the extent not practicable to be delivered on the Closing Date)), the providing of such collateral shall not constitute a condition precedent to the availability or initial funding of the Financing Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed upon).  For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization, existence, power and authority; due authorization, execution, delivery and enforceability of the Loan Documents; non-contravention of the authorization, execution, delivery or enforceability of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on any Loan Party; receipt of United States governmental approvals in connection with the Financing Facility; use of proceeds; solvency; Federal Reserve Bank margin regulations; the Investment Company Act; and subject to parenthetical in clause (b) above, the perfection of the security interests granted in the collateral as of the Closing Date.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions.”  Without limiting the conditions precedent provided herein, the Lender will use commercially reasonable efforts to cooperate with you as reasonably requested in coordinating the timing and procedures for the initial funding of the Financing Facility in a manner consistent with the Acquisition Documents.

Information

Holdings acknowledges that it is a condition precedent to the funding of the Financing Facility that (a) to its knowledge, all written information concerning the Companies

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(other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) (collectively, the “Information”) which has been, or is hereafter, made available by, or on behalf of Holdings, any of its affiliates or the Companies in connection with the transactions contemplated hereby (i) is, or when delivered shall be, when considered as a whole, correct in all material respects and (ii) does not, or shall not when delivered, (x) contain any untrue statement of material fact or (y) omit to state a material fact, in the case of each of clause (x) and (y), necessary in order to make the statements contained therein, when considered as a whole, not materially misleading in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto from time to time), and (b) all financial projections concerning the Companies and the transactions contemplated hereby that have been or are hereafter made available by or on behalf of Holdings or the Companies (including, for the avoidance of doubt, the financial projections delivered to the Lender by Holdings or one of its affiliates on October 14, 2013) (the “Projections”) are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Holdings to be reasonable at the time such projections were furnished to the Lender; it being recognized by the Lender that projections of future events and other forward-looking information are not to be viewed as facts and actual results may vary significantly from projected results.  Holdings agrees that if at any time prior to the Closing Date, Holdings becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then Holdings will promptly supplement, or cause to be supplemented (or with respect to Information and Projections concerning the Acquired Business, Holdings will, subject to any applicable limitations on its rights as set forth in the Acquisition Agreement, supplement, or cause to be supplemented), the Information and Projections so that (to its knowledge) such representations will be correct in all material respects under those circumstances after giving effect to such supplements (and such supplementation, if promptly provided to the Lender and identified to the Lender as a correcting supplementation to such incorrect representation, shall cure any breach of any such representation).

Confidentiality

Holdings agrees that this Commitment Letter (including the Term Sheet) and the Fee Letter are for its confidential use only and that neither the existence of this Commitment Letter (including the Term Sheet), the Fee Letter nor any of their respective terms or substance shall be disclosed by Holdings to any person, directly or indirectly, without the prior written consent of the Lender except (a) as otherwise required by law (based upon the advice of legal counsel) (in which case Holdings agrees, to the extent permitted by law, to inform the Lender promptly in advance thereof) (it being acknowledged and agreed by the Lender that this Commitment Letter and the Term Sheet, but not the Fee Letter, shall be required to be filed with the Securities and Exchange Commission in connection with the Acquisition), (b) to the Sponsor (as defined in the Term Sheet), the ABL Revolving Lenders, the Acquired Business, the Companies, Holdings and their respective officers, directors, partners, potential and actual co-investors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the transaction contemplated hereby and on a confidential basis

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(provided that any disclosure of the Fee Letter to the ABL Revolving Lenders and the Acquired Business or any of their respective officers, directors, partners, potential and actual co-investors, employees, accountants, attorneys, and other advisors shall require the consent of the Lender), (c) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (d) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (d), Holdings agrees to provide Lender with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Lender pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (e) as may be agreed to in advance by the Lender, (f) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (f) Holdings agrees to provide the Lender with prior notice thereof, to the extent that it is practicable to do so and to the extent that Holdings is permitted to provide such prior notice to the Lender pursuant to the terms of the subpoena or other legal process and (g) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than the Lender or any of its affiliates and respective counsel of such persons under this clause (g) with respect to litigation involving a party other than the Sponsor, Holdings, Lenders (as defined in the Term Sheet), and their respective affiliates, Holdings agrees to provide the Lender with prior notice thereof.

The Lender agrees that material, non-public information regarding the Sponsor, Holdings, the Companies and their subsidiaries, and their operations, assets, and existing and contemplated business plans shall be treated by the Lender in a confidential manner, and shall not be disclosed by the Lender to persons who are not parties to this Commitment Letter, except: (a) to the officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to the Lender on a “need to know” basis in connection with the transaction contemplated hereby and on a confidential basis, (b) to subsidiaries and affiliates of the Lender, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (c) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (d) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (d), the disclosing party agrees to provide Holdings with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (e) as may be agreed to in advance by Holdings, (f) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (f) the disclosing party agrees to provide Holdings with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the subpoena or other legal process, (g) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender), (h) in connection with any proposed assignment or participation of the Lender’s interest in the Financing Facility (other than (i) any person who is identified in writing by Holdings to the Lender, and accepted by the Lender

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in its sole discretion, as being a direct competitor of any Loan Party or any of its material subsidiaries (any such person, a “Direct Competitor”; it being understood and acknowledged that institutional lenders shall not be deemed to be Direct Competitors), (ii) any person who is identified in writing by Holdings to the Lender as holding, directly or indirectly, equity of any Direct Competitor, and consented to by the Lender in its sole discretion, and (iii) any Disqualified Institution (as defined in the Term Sheet) (each such person described in the foregoing clauses (i), (ii) or (iii), an “Ineligible Assignee”)), provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph, and (i) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Holdings or any of its affiliates, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (i) with respect to litigation involving a party other than Holdings, the Lender and their respective affiliates, the disclosing party agrees to provide Holdings with prior notice thereof.

Patriot Act

The Lender hereby notifies Holdings that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Lender to identify the Loan Parties in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act. Holdings agrees to cause the Loan Parties to provide the Lender, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

The offer made by the Lender in this Commitment Letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (New York City time) on October 21, 2013, unless prior thereto the Lender has received a copy of this Commitment Letter and the Fee Letter, in each case, signed by Holdings accepting the terms and conditions of this Commitment Letter (and the Term Sheet) and the Fee Letter, as applicable.  The commitment by the Lender to provide the Financing Facility shall expire upon the earliest of (a) the date of termination of the Acquisition Agreement in accordance with its terms, (b) the closing of the Acquisition without the use of the Financing Facility and (c) 5:00 p.m. (New York City time) on (i) December 20, 2013 or (ii) such other later date requested in writing by Holdings subject to the prior written agreement of the Lender in its sole and absolute discretion (such earliest date, the “Commitment Termination Date”), unless prior thereto, the Closing Date shall have occurred; provided that the termination of this Commitment Letter pursuant to this sentence does not prejudice the rights and remedies in respect of any breach of this Commitment Letter.  The confidentiality provisions contained herein, the governing law and forum provisions contained herein, the waiver of jury trial, the exclusivity set forth herein, the break-up fees set forth in the Fee Letter, and the indemnification and expense reimbursement obligations set forth herein (subject to the final

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sentence of the fourth paragraph hereof) shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Lender’s commitments and agreements hereunder.

This Commitment Letter, including the attached Term Sheet (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (b) shall be governed by the law of the State of New York, without giving effect to the conflict of laws or choice of laws provisions thereof (other than Sections 5-1401 and 5-1042 of the New York General Obligations Law) that would require the application of the laws of another jurisdiction; provided, however, that the interpretation of the definition of “Company Material Adverse Effect” as defined in the Acquisition Agreement (and whether or not a Company Material Adverse Effect has occurred) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof that would require the application of the laws of another jurisdiction, (c) shall be binding upon the parties and their respective successors and assigns, (d) shall not be assignable by Holdings or the Lender (in each case, except for any such assignment to one or more of their respective affiliates) without the prior written consent of the other party hereto (and any attempted assignment without such consent shall be null and void), (e) may not be relied upon or enforced by any other person or entity, and (f) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  To the fullest extent permitted by applicable law, the parties hereto hereby irrevocably and unconditionally (i) submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter and irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in any such court, (ii) waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (iii) waive the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

This Commitment Letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank.]

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Should the terms and conditions of the offer contained herein meet with the approval of Holdings, please indicate acceptance by signing and returning a copy of this Commitment Letter to the Lender.

Very truly yours,

CERBERUS BUSINESS FINANCE, LLC

		By:	/s/ Eric Miller
Name: Eric Miller
Title: Executive Vice President

Agreed and accepted on this
day of October 2013:

OPTICAL HOLDING COMPANY LLC

By:	/s/ Nicholas M. Kaiser
Name: Nicholas M. Kaiser
Title: President

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Exhibit A

Outline of Terms and Conditions for Financing Facility

This Outline of Terms and Conditions for Financing Facility (this “Term Sheet”) is part of the commitment letter, dated October 18, 2013 (the “Commitment Letter”), addressed to Optical Holding Company LLC (“Holdings”) by Cerberus Business Finance, LLC (“Cerberus”) and is subject to the terms and conditions of the Commitment Letter.  Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	The entities listed on Schedule I hereto (“Borrowers”).

Guarantors:

Unless otherwise later agreed to by the Collateral Agent in its reasonable discretion, the entities listed on Schedule II hereto (the “Closing Date Guarantors”) (it being acknowledged and agreed to that the perfection of the Collateral Agent’s security interest in, and the entry into any foreign law governed guarantee and security agreements by, any Closing Date Guarantor that is not organized in the United States (other than Xieon Networks, Sarl) shall not be required on the Closing Date (but within a number of days after the Closing Date to be agreed upon) solely to the extent that such perfection on the Closing Date is not practicable; provided that, until such perfection occurs with respect to any Closing Date Guarantor, such Closing Date Guarantor shall not be granted the rights and benefits afforded to Loan Parties pursuant to the financing agreement governing the Senior Facility (the “Financing Agreement”)); and all future subsidiaries of each Borrower and each Guarantor other than (a) immaterial subsidiaries (the definition thereof to be mutually agreed upon), (b) any subsidiary that is prohibited by law or regulation from providing such guaranty, and (c) any subsidiary to the extent that the burden or cost of obtaining a guaranty from such subsidiary are disproportionately excessive in relation to the benefit to the Lenders afforded thereby (as determined by Collateral Agent in its reasonable discretion); provided, that subsidiaries that are controlled foreign corporations (each a “CFC”) will not be required to be Guarantors if to do so would result in material adverse cash tax consequences to the Borrowers (collectively, the “Guarantors”; and together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).  For the avoidance of doubt, none of the subsidiaries listed on Schedule III hereto (the “Excluded Subsidiaries”) shall be deemed to be a Loan Party as of the Closing Date.

Administrative Agent:	Cerberus (in such capacity, “Administrative Agent”).

Collateral Agent:	Cerberus (in such capacity, “Collateral Agent”; and together with Administrative Agent, the “Agents”).

Lenders:

Cerberus or affiliates or permitted assignees thereof, and such other lenders designated by Cerberus and consented to by Holdings in its reasonable discretion during the syndication process (such consent not to be unreasonably withheld, conditioned or delayed), if any, prior to the Closing Date, but excluding Ineligible Assignees (the “Lenders”).

Requested Financing:

A senior secured credit facility (the “Senior Facility”) in an aggregate principal amount of $160,000,000 (“Maximum Amount”), consisting of (a) a revolving credit facility in an aggregate principal amount equal to $20,000,000 (the “Revolving Credit Facility”) and (b) a term loan in an aggregate principal amount equal to $140,000,000 (the “Term Loan”) to be made available on the Closing Date.

Revolving Credit Facility:

Amount:                                               Advances under the Revolving Credit Facility (“Advances”) shall be limited to an aggregate principal amount at any time outstanding not to exceed $20,000,000 (the “Maximum Revolver Amount”).  The Revolving Credit Facility will be undrawn on the Closing Date.

Term Loan:

Amount:                                               On the Closing Date (and contemporaneously with the deposit by Blackhawk Holding Vehicle LLC of the Parent Payment with the Paying Agent (as each such term is defined in the Acquisition Agreement) in accordance with Section 2.02(a) of the Acquisition Agreement)(1), the Lenders will provide Borrowers the Term Loan in an aggregate principal amount equal to $140,000,000.

(1)   Subject to receipt of a paying agent agreement that provides, in form and substance satisfactory to Administrative Agent, for the return of payment to each payor if the Merger Sub is not merged into Tellabs Inc. on the day of such payment

Amortization:                    The outstanding amount of the Term Loan will be repayable, on a quarterly basis, by an amount equal to $600,000 on the last day of each calendar quarter through and including the first calendar quarter ending after the first anniversary of the Closing Date, and an amount equal to $1,500,000 on the last day of each calendar quarter thereafter, with any amount remaining unpaid due and payable in full on the Maturity Date.

Optional Prepayments:

The Advances may be prepaid in whole or in part from time to time without penalty or premium (unless in connection with the repayment in full of the Senior Facility).  The Revolving Credit Facility commitments may be reduced from time to time without penalty or premium (unless in connection with the repayment in full of the Senior Facility).

The Term Loan may be prepaid, upon 5 business days prior written notice and in minimum amounts (to be mutually agreed upon), in Borrowers’ discretion. All such optional prepayments of the Term Loan shall be applied to the installments due in respect thereof in the inverse order of their maturity without penalty or premium (unless in connection with the repayment in full of the Senior Facility).

The Senior Facility may be prepaid and the commitments under the Revolving Credit Facility may be terminated at any time upon 15 business days prior written notice so long as Borrowers pay to Administrative Agent the prepayment premium set forth below.

Mandatory Prepayments:	In addition to the amortization outlined above, the Senior Facility will be required to be prepaid as follows:

(a)         In an amount equal to 100% of the net cash proceeds of asset dispositions (subject to customary exceptions and reinvestment provisions to be mutually agreed upon); provided that, net cash proceeds received in connection with the consummation of a sale and leaseback of the real property located in Naperville, Illinois (the “IL Sale Leaseback Transaction”) (such net cash proceeds, the “Sale Leaseback Proceeds”) shall not be required to be prepaid;

(b) In an amount equal to 100% of the net cash proceeds of any debt issuance (other than certain permitted debt issuances,

including, without limitation and for the avoidance of doubt, the conversion of the Revolving Credit Facility into the ABL Revolving Credit Facility (as defined below));

(c) In an amount equal to 100% of the net cash proceeds of any equity issuance (other than certain permitted equity issuances);

(d)         In amount equal to 100% of the net proceeds of tax refunds, insurance and casualty receipts (subject, in the case of insurance and casualty receipts, to customary reinvestment provisions to be mutually agreed upon) and other extraordinary events to be mutually agreed upon; and

(e)          In an amount equal to 50% (subject to step-downs based on the Senior Leverage Ratio (as defined below) to be mutually agreed upon) of the annual consolidated excess cash flow (to be defined in a manner mutually acceptable, but in any event which would be based on the EBITDA of Parent and its consolidated subsidiaries (as to be defined in the Financing Agreement in a manner mutually acceptable, “Consolidated EBITDA”) plus or minus the change in working capital minus (i) interest expense and loan servicing fees, (ii) taxes, (iii) regularly scheduled cash principal payments on the Term Loan (excluding any principal payments made pursuant to this clause (e)) and on other indebtedness to the extent such other indebtedness is permitted to be incurred, and such payments are permitted to be made, under the Financing Agreement and any subordination agreement applicable to any such indebtedness, (iv) certain restricted payments to the extent permitted to be made under the Financing Agreement, and (v) the cash portion of capital expenditures to the extent permitted to be made under the Financing Agreement (excluding capital expenditures to the extent financed through the incurrence of indebtedness or through an equity issuance); provided that no such excess cash flow payment shall be required for the fiscal year of the Borrowers ending December 31, 2013; provided, further, that, without duplication, any voluntary prepayments of any Term Loan and any voluntary prepayments of the Advances resulting in any permanent reduction of the commitments under the Revolving Credit Facility shall be credited against any excess cash flow prepayment obligations on a dollar-for-dollar basis.

All mandatory prepayments shall be applied (i) first, to the installments due under the Term Loan in the inverse order of their maturity, and (ii) second, to Advances outstanding under the Revolving Credit Facility (without a permanent reduction in commitments in respect of the Revolving Credit Facility); provided that, on and after the Revolving Credit Facility Sell Down Date, if such payment results from the disposition of, or insurance proceeds with respect to,  the ABL Priority Collateral (to be defined in a manner mutually acceptable to Cerberus and the ABL Revolving Lenders), such payment shall be applied (A) first, to Advances outstanding under the ABL Revolving Credit Facility in an amount equal to the reduction in the borrowing base as a result of such disposition or casualty event, and (B) second, to the installments due under the Term Loan in the inverse order of their maturity.

Maturity Date:	The Senior Facility shall be repaid in full in cash on the date which is five (5) years following the Closing Date (the “Maturity Date”).

Closing Date:

The first date on which all of the Loan Documents are executed and/or delivered by the Loan Parties party thereto, and on which all conditions set forth in the section of the Commitment Letter entitled “Conditions” and the conditions set forth in this Term Sheet under the heading “Conditions Precedent” have been satisfied or waived by the Administrative Agent.

Interest Rate:

The Senior Facility would bear interest at the rate per annum equal to the Reference Rate plus seven percent (7.00%) or the 30-, 60- or 90-day LIBOR plus seven and one-half percent (7.50%).  Interest would be payable monthly in arrears.

As used herein, “Reference Rate” would be defined as the greatest of (a) 2.50% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR rate (which rate shall be calculated based upon an interest period of 3 months and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate of interest publicly announced from time to time by the JP Chase Manhattan Bank in New York, New York as its reference rate, base rate or prime rate.

As used herein, “LIBOR” would be defined as the greater of (a) 1.50% per annum and (b) the rate of interest published in The Wall Street Journal, Eastern Edition as the “London Interbank Offered Rate”.

All interest and fees would be computed on the basis of a year of 360 days (or 365/366 days in the case of loans the interest rate payable on which is then based on the Reference Rate) for the actual days elapsed. If any Event of Default occurs and is continuing, interest would accrue at a rate per annum equal to two percent (2.00%) above the rate previously applicable.

Use of Proceeds:

To (i) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (ii) refinance existing indebtedness of the Companies and their subsidiaries, (iii) fund general corporate needs including working capital needs; and (iv) pay fees and expenses related to the transactions contemplated hereby.

Collateral:

Subject to the provisions and limitations set forth in the Certain Funds Provisions of the Commitment Letter, as collateral for all obligations, the Collateral Agent would have a first priority (junior only to certain permitted liens to be agreed upon) perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired property and assets, tangible and intangible, and all proceeds and products thereof, subject to permitted liens (to be mutually agreed upon), and (b) in all of the stock (or other ownership interests in) of each Loan Party (other than US LLC 2 (the “Parent”)) and all proceeds and products thereof (collectively, the “Collateral”); provided that only 65% of the stock of (or other ownership interests in) CFCs will be required to be pledged if the pledge of a greater percentage would  result in material adverse cash tax consequences to the Borrowers.

Notwithstanding anything to the contrary, (a) the Collateral shall not include the following: (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of a Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein (x) is prohibited as a matter of law or (y) would, under the terms of such contract, lease, permit, license, or license agreement, result in a breach of the terms of, or constitute a default under, such contract, lease, permit, license, or license agreement (provided, that, the foregoing exclusions of this clause (i) shall in no way be construed to (A)  apply to the extent that (1) any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) any consent or waiver has been obtained that would permit Collateral Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) limit, impair, or otherwise affect any of any Agent’s or any other Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license or license agreement), (ii) motor vehicles and other assets subject to certificates of title, and (iii) other customary exceptions to be mutually agreed or that are customary for facilities of this type and size; and (b) no actions shall be required to perfect a security interest in (i) letter of credit rights or commercial tort claims below a threshold to be agreed, and (ii) those assets as to which Collateral Agent shall agree to in its reasonable discretion in writing that such attachment or perfection (x) is prohibited by law or regulation or (y) are disproportionately excessive in relation to the benefit to the Lenders of the security to be afforded thereby, in each case, other than the filing of a Uniform Commercial Code or other applicable financing statements or applications for registration.

Within 60 days after the Closing Date (or such longer period as may be agreed upon by the Administrative Agent in its sole discretion) and subject to customary exclusions to be mutually agreed upon (including, without limitation, payroll accounts and accounts with de minimus balances to be mutually agreed upon), the Loan Parties shall deliver control agreements in favor of the Collateral Agent to perfect the Collateral Agent’s security interest in the agreed upon deposit accounts (collectively, the “Controlled Accounts”).  The control agreements will provide for springing dominion (but not a sweep) over the Controlled Accounts absent the continuance of any event of default.

Fees:	Unused Line Fee: A fee in an amount equal to one half of one percent (0.50%) per annum times the unused portion of the Revolving Credit Facility shall be due and payable monthly in arrears.

ABL Facility:

On, or at any time within 90 days after, the Closing Date  (or such later date as may be agreed upon by the Administrative Agent in its sole discretion) (such date, the “Revolving Credit Facility Sell Down Date”), Borrowers may elect to increase the Maximum Revolver Amount up to $125,000,000 and convert the Revolving Credit Facility into an asset based revolving credit facility (the “ABL Revolving Credit Facility”) provided by one or more third parties reasonably acceptable to Cerberus and the Borrowers (collectively, the “ABL Revolving Lenders”) within, under and governed by the Senior Facility, subject to the satisfaction of certain terms and conditions, including without limitation, satisfaction of the following terms and conditions:

(i)                                     Cerberus shall have assigned 100% of the Revolving Credit Facility commitment and Advances to the ABL Revolving Lenders pursuant to an assignment agreement in form and substance satisfactory to Cerberus, and neither Cerberus nor any of its affiliates or related funds shall hold any Revolving Credit Facility commitment, any ABL Revolving Credit Facility commitment or any Advances;

(ii) On the Revolving Credit Facility Sell Down Date, no more than $75,000,000 shall be funded under the ABL Revolving Credit Facility;

(iii)                               On the Revolving Credit Facility Sell Down Date, after giving effect to the loans made and prepaid in connection therewith, the sum of (a) the amount of unrestricted cash and cash equivalents of the Parent and its subsidiaries and (b) the amount of availability under the ABL Revolving Credit Facility shall exceed an amount equal to (i) $110,000,000 less (ii) an amount equal to the lesser of (x) the face amount of outstanding letters of credit issued on behalf of the Loan Parties that are cash collateralized with cash of the Loan Parties and (y) $41,000,000;

(iv)                              If the Revolving Credit Facility Sell Down Date is after the Closing Date, Administrative Agent shall have received a fully executed amendment to the Financing Agreement among the Lenders, the Agents and the Borrowers, and consented to by the other Loan Parties, in form and substance reasonably satisfactory to the Agents, together with such other documentation and deliverables as reasonably requested by the Agents;

(v)                                 Collateral Agent shall have received a fully executed agreement among lenders among Collateral Agent and the agent for the ABL Revolving Lenders (the “ABL Agent”), in form and substance reasonably satisfactory to Collateral Agent and the ABL Agent, setting forth their respective rights and obligations under the Senior Facility;

(vi)                              On the Revolving Credit Facility Sell Down Date, proceeds in an amount of not less than the sum of (A) the amount of the initial draw under the ABL Revolving Credit Facility (which shall be in an amount such that availability thereunder will be $50,000,000 after giving effect thereto) plus (B) $30,000,000, shall be applied to the installments due in respect of the Term Loan in the inverse order of their maturity, without premium or penalty; and

(vii)                           On and after the Revolving Credit Facility Sell Down Date, the Term Loan would bear interest at the rate per annum equal to the Reference Rate plus nine percent (9.00%) or the 30-, 60- or 90-day LIBOR plus nine and one-half percent (9.50%). These rates would still be subject to the floors outlined herein.

Conditions:

The funding of the initial loans under the Senior Facility shall be subject solely to the satisfaction of those conditions set forth in the section of the Commitment Letter entitled “Conditions” and the following conditions:

(i)                                     Receipt of evidence of corporate authority and certificates of status (including certified copies of the governing documents) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to Administrative Agent;

(ii)                                  Subject to the limitations set forth in the section entitled “Conditions” in the Commitment Letter and the section entitled “Collateral” in this Term Sheet, delivery of the definitive loan documentation customary for transactions of this type and consistent with the terms and conditions set forth in the Commitment Letter and in this Term Sheet  (the “Loan Documents”), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, duly executed by the Loan Parties (or applicable third parties as the case may be) including a financing agreement, security agreements, control agreements, mortgages (including, without limitation, a mortgage with respect to the real property located in Naperville, Illinois, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the applicable Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders), pledge agreements, intercreditor agreements and subordination agreements (including without limitation an intercompany subordination agreement), and receipt of other documentation customary for transactions of this type including legal opinions as are customarily provided by counsel to the Loan Parties, officers’ certificates, instruments necessary to perfect Collateral Agent’s first priority (junior only to certain permitted liens to be agreed upon) security interest in the Collateral, and certificates of insurance policies and endorsements naming Collateral Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to the Administrative Agent;

(iii)                               Repayment and cancellation of existing credit facilities and other third party indebtedness (other than any such indebtedness permitted to be outstanding after the Closing Date under the Loan Documents) together with customary payoff letters and UCC termination statements, as applicable;

(iv)                              On or prior to the Closing Date, Marlin Management Company, LLC and/or its affiliated funds (the “Sponsor”) shall have, directly or indirectly, contributed an aggregate amount of not less than $379,465,037 in cash equity and/or debt (with the allocation between cash equity and debt to be determined), all of which remains outstanding as of the Closing Date and, in each case, on terms and conditions reasonably satisfactory to the Administrative Agent;

(v)                                 Minimum availability under the Revolving Credit Facility, plus the amount of unrestricted cash and cash equivalents of the Parent and its subsidiaries, in each case, after giving effect to the initial use of proceeds (including the repayment of existing indebtedness and the payment of all fees and expenses), of not less than an amount equal to (x) $110,000,000 less (y) an amount equal to the lesser of (i) the face amount of outstanding letters of credit issued on behalf of the Loan Parties that are cash collateralized with cash of the Loan Parties and (ii) $41,000,000;

(vi)                              The Administrative Agent shall have received unaudited consolidated balance sheets and statements of income of (i) Tellabs for the fiscal period ended September 30, 2013 and (ii) Coriant and Coriant

America for the fiscal period ended September 30, 2013;

(vii)                           The Acquisition shall have been consummated contemporaneous with the funding of the loans under the Senior Facility on terms and conditions consistent in all material respects with the Acquisition Agreement and all other documentation associated with the Acquisition (collectively, the “Acquisition Documents”), with such changes, amendments, waivers or other modifications thereto prior to the Closing Date that are not adverse to the Loan Parties or the Lenders in any material respect or, if adverse to the Loan Parties or the Lenders in any material respect, which have been made with the consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(viii)                        The Acquisition shall have been approved by the board of directors and shareholders of Blackhawk Merger Sub Inc., Blackhawk Holding Vehicle LLC and Tellabs, in each case, as in effect prior to the consummation of the Acquisition;

(ix)                              All United States governmental and material third-party consents and approvals necessary in connection with the execution and delivery by the Borrowers of the Loan Documents shall have been obtained and shall be in full force and effect;

(x)                                 Subject to the provisions and limitations set forth in the Certain Funds Provisions of the Commitment Letter and in the “Collateral” section of the Term Sheet, all obligations of the Borrowers to the Agents and the Lenders shall be secured by a perfected, first priority (junior only to certain permitted liens to be agreed upon) security interest in the Collateral granted to Collateral Agent under the Loan Documents, and Collateral Agent shall have received UCC, intellectual property, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens or mortgages on the Collateral;

(xi)                              There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which could have a material adverse effect on the financial condition, business, operations or assets of Coriant, Coriant America and their respective subsidiaries taken as a whole;

(xii)                           Subject to the provisions and limitations set forth in the Certain Funds Provisions of the Commitment Letter, the representations and warranties of the Loan Parties  contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date;

(xiii)                        Completion of (i) Patriot Act searches and OFAC/PEP searches and (ii) OFAC/PEP searches for the Loan Parties’ senior management and key principals, the results of which are satisfactory to Administrative Agent; and

(xiv)                       Payment of all fees and expenses due to the Agents and the Lender under the Commitment Letter and the Fee Letter, to the extent invoiced at least one business day prior to the Closing Date and required to be paid on the Closing Date.

Representations and Warranties:

The Financing Agreement will contain the following representations and warranties (which will be the only representations and warranties) regarding the Loan Parties and their subsidiaries (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) regarding:  organization, good standing, authorization, governmental approvals, enforceability, capitalization, litigation, commercial tort claims, financial condition, compliance with law, ERISA, taxes, Regulations T, U and X, nature of business, adverse agreements, permits, properties, full disclosure, operating lease obligations, environmental matters, insurance, use of proceeds, fraudulent transfer, bank accounts, intellectual property, material contracts, Investment Company Act, employee and labor matters, customers and suppliers, no bankruptcy filing, interrelated business, jurisdiction of organization, organizational ID number, chief place of business, FEIN, locations of collateral, security interests, acquisition documents and Anti-Terrorism Laws.

Affirmative Covenants:

The Financing Agreement will contain the following affirmative covenants (which will be the only affirmative covenants and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding:  reporting requirements (including (i) annual, audited, financial statements, (ii) quarterly, unaudited, internally prepared, financial statements, (iii) monthly, unaudited, internally prepared financial statements, (iv) an annual budget and (v) other customary reporting as reasonably required by the Administrative Agent), further assurances, compliance with laws, preservation of existence, keeping of records and books, inspection rights, maintenance of properties, maintenance of insurance, obtaining permits, environmental, additional guaranties and collateral security, change in collateral, subordination, after acquired real property, fiscal year and lender meetings.

Negative Covenants:

The Financing Agreement will contain the following negative covenants (which will be the only negative covenants and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding:  liens, indebtedness, fundamental changes, dispositions (provided that, the Financing Agreement will permit the IL Sale Leaseback Transaction subject to the following condition (which will be the only condition to consummating the IL Sale Leaseback Transaction): the lease terms shall provide that rental payments shall not exceed $15,000,000 per year during the term of the Financing Agreement), change in nature of business, loans and investments, restricted payments, Federal Reserve Regulations, transactions with affiliates (provided that, the Financing Agreement will permit payment by the Loan Parties to the Sponsor of (a) a transaction fee of up to $3,900,000 on the Closing Date, (b) out-of-pocket costs and expenses and indemnities in connection with the management of the Loan Parties and their subsidiaries, and (c) so long as before and after giving effect to such payment (i) no event of default shall have occurred and be continuing or would result therefrom, (ii) the Borrowers shall be in pro forma compliance with the financial covenants set forth in the Financing Agreement and (iii) the amount of availability under the Revolving Credit Facility shall exceed an amount to be agreed upon, (x) commencing with fiscal year 2014, a management fee in an amount not to exceed in any fiscal year 0.75% of gross revenue of the Loan Parties and their subsidiaries for such fiscal year and (y) transaction fees in connection with any permitted acquisition, IPO or issuance or refinancing of indebtedness in an amount not to exceed 1% of the aggregate transaction consideration; provided further that any management fees or transaction fees that are not paid due to the application of any payment blocker under the Financing Agreement may accrue during the continuance of such payment block, and any such accrued fees may be paid on the last day of any fiscal quarter to the extent all of the conditions for payment are satisfied as of such day), limitation on dividends, limitation on issuances of equity interests, modifications of indebtedness, organizational documents and certain other agreements, Investment Company Act of 1940, ERISA, environmental, limitations on negative pledges and Anti-Terrorism Laws.  The Financing Agreement will permit the Loan Parties to apply 100% of the Sale Leaseback Proceeds in excess of $20,000,000 toward the repurchase or repayment, as the case may be, of the cash equity contribution and/or debt provided by the Sponsor on the Closing Date.

Financial Covenants:

The Financing Agreement will contain the following financial covenants (which will be the only financial covenants): maximum capital expenditures (generally set at seventy-five percent (75%) of the budget), maximum senior debt/Consolidated EBITDA (generally set at seventy-five percent (75%) of the budget), minimum fixed charge coverage (generally set at seventy-five percent (75%) of the budget) and a requirement that until Consolidated EBITDA for the most recently completed trailing twelve consecutive month period, as of any date determination, exceeds $50,000,000, the sum of (i) the amount of availability under the Revolving Credit Facility, (ii) the amount of unrestricted cash and cash equivalents of the Loan Parties that is in deposit accounts either (x) located within the United States and subject to deposit account control agreements in favor of Collateral Agent or (y) located within a jurisdiction other than the United Stated and subject to a first priority lien in favor of the Collateral Agent to the satisfaction of the Collateral Agent (such unrestricted cash and cash equivalents, “Qualified Cash”), and (iii) the amount of unrestricted cash and cash equivalents of Parent and its subsidiaries other than Qualified Cash (such unrestricted cash and cash equivalents, “Unqualified Cash”) up to an amount not to exceed $20,000,000 shall not be less than $40,000,000.

Notwithstanding the existence of an event of default resulting from a financial covenant violation, a cash equity contribution made to the Parent and immediately contributed to the capital of the Borrowers, after the last day of the fiscal quarter with respect to which such financial covenant violation has occurred and on or prior to the day that is ten (10) business days after the day on which financial statements are required to be delivered for such fiscal quarter, will, at the written request of the Borrowers, be included in the calculation of Consolidated EBITDA with respect to the applicable financial covenants, whether or not an event of default exists or existed, in each case, as a result of a violation of such financial covenants (applied to the last month of the fiscal quarter being tested) for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Contribution”)); provided that (i) the amount of any such Specified Contribution will not be greater than the lesser of (x) the amount required to cure such financial covenant violation and (y) a dollar amount to be agreed upon, (ii) all Specified Contributions and the use of proceeds thereof will be disregarded for all other purposes under the Financing Agreement (including, to the extent applicable, calculating Consolidated EBITDA for purposes of determining excess cash flow, basket levels, pricing and other items governed by reference to Consolidated EBITDA or that include Consolidated EBITDA in the determination thereof in any respect), (iii) there shall be no more than two (2) Specified Contributions made in the aggregate after the Closing Date and no Specified Contribution may be made in consecutive fiscal quarter periods and (iv) the proceeds of all Specified Contributions will be applied (A) first, to the installments due under the Term Loan in the inverse order of their maturity, and (B) second, to Advances outstanding under the Revolving Credit Facility (without a permanent reduction in commitments in respect of the Revolving Credit Facility).

Events of Default:

The following events of default (which will be the only events of default) will be contained in the Financing Agreement and will be applicable to the Loan Parties and their subsidiaries (and certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon): non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; change of control; damage of collateral;

cessation of a substantial part of the business; indictment under criminal statute or commencement of criminal proceedings; default on other material debt; breach of any representation or warranty; limitation or termination of any guarantee with respect to the Senior Facility; failure to comply with cash management agreements; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Loan Document or liens securing obligations under the Loan Documents.

Brokers’ Fees:

Borrowers shall assume obligations to pay broker fees (to the extent applicable), and Borrowers shall indemnify Cerberus and hold Cerberus harmless from and against any claim of any other broker or finder arising out of any transaction or any commitment issued to the Sponsor, Holdings or any Loan Party.  Cerberus shall acknowledge that it has not incurred and will not incur any broker fees with respect to a loan transaction with Sponsor, Holding or any Loan Party.

Governing Law:	All documentation in connection with the Senior Facility would be governed by the laws of the state of New York.

Assignments and Participations:

After the Closing Date, each Lender may assign its rights and obligations with respect to all, or portions of, the Senior Facility, or any part thereof, to one or more persons with the consent of the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrowers (which consents shall not be unreasonably withheld, conditioned or delayed); provided, however, (i) the consent of the Administrative Agent and the Borrowers shall not be required in connection with assignments to other Lenders (or to affiliates or approved or managed funds of Lenders), (ii) so long as no event of default has occurred and is continuing, no assignments shall be made to (x) any Direct Competitors or (y) any person who is identified in writing by the Borrowers to the Administrative Agent, and accepted by the Administrative Agent in its sole discretion, as being a disqualified institution (including following any name change to such person), and in each case, any person that is a reasonably identifiable affiliate of any such person (collectively, “Disqualified Institutions”), without the consent of Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Borrowers’ refusal to accept an assignment to a Direct Competitor or a Disqualified Institution shall not be deemed to be unreasonable) and (iii) no such assignment shall be made to the Sponsor, any Loan Party or any affiliate of the Sponsor or any Loan Party.

Each Lender would be permitted to grant or sell participations in such rights and obligations, or any part thereof, to any person or entity other than any Ineligible Assignee, the Sponsor, any Loan Party or any affiliate of the Sponsor or any Loan Party.

Schedule I to the Term Sheet

Borrowers

•                  At or prior to the Effective Time (as defined in the Acquisition Agreement), Blackhawk Merger Sub Inc., and immediately following the Effective Time, Tellabs, Inc., a Delaware corporation

Schedule II to the Term Sheet

Guarantors

•                  Each subsidiary of US LLC 1 on the organizational chart attached hereto as Exhibit A other than the entities listed on Schedule III hereto; provided that, solely with respect to Tellabs, Inc. and its subsidiaries, such entities shall become Guarantors immediately following the Effective Time

Schedule III to the Term Sheet

Excluded Subsidiaries

Xieon Networks Ventures Sarl

Xieon Networks Acquisition Sarl

Tellabs Holdings BV Netherlands

Tellabs Enterprise BV (Netherlands)

Tellabs OY (Finland)

A-1